Exhibit 10.1

[FREIGHTCAR AMERICA LETTERHEAD]

April 9, 2019

Christopher J. Eppel

56 Hamilton St,

Douglas, MI 49406

Email Delivery: cjeppel@gmail.com

Re: Offer Letter

Dear Chris:

We are extremely pleased to offer you the position of Chief Financial Officer at FreightCar America, Inc. The role will be based at our Corporate Headquarters in Chicago and will include duties and responsibilities customarily performed and held by persons holding equivalent positions in public companies that are of similar industries and size. In this position you will be reporting directly to me and be a part of the Senior Management Team.

This letter ("letter") sets forth the terms of your employment. If accepted, your date of employment will be effective on April 23, 2019, or another date acceptable to both of us. Employment is contingent upon successfully passing a background check and pre-employment drug screen.

This letter and your employment is for no specific term. Your employment may be terminated at any time for any reason (or no reason), subject to the terms of this letter below, by the Company or you upon notice to the Company.

1.            Salary. Your annual base salary will be $350,000 (“Salary”) and paid in accordance with payroll practices applicable to all salaried employees in Illinois. Your base salary will be reviewed by the Company annually.

2.            Bonus. You will be entitled to participate in the company's annual cash incentive plan as approved by the Board of Directors applicable to all executives (the "Bonus Plan") and are eligible to earn a bonus ("Bonus") for each fiscal year in accordance with the terms of the Bonus Plan. The measurement period for the annual cash incentive plan runs concurrent with the Company's fiscal calendar which concludes on December 31st of each year. Your annual Target Bonus will be 50% of base salary with a maximum equal to 200% of the target (100% total), and a threshold of 20%. Upon achievement of a target level of performance set forth in the Bonus Plan, your bonus will be payable in cash as may be determined under the Bonus Plan. For 2019 only, the plan has been modified with the target capped at 100% (or 50%). Your target opportunity will be pro-rated based on the date of your employment. In consideration for your employment and eligibility to participate in the Bonus Plan, you will be required to agree to and comply with the restrictive covenants set forth below in Section 7.

3.           Long-Term Incentive (“LTI”) and Other Executive Compensation Plans. You will be eligible to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive compensation plans on a basis no less favorable than the other similarly situated executives. Your target LTI is 70% of your base salary of which 50% are Restricted Shares and 50% are Stock Options. The restricted shares have a three (3) year cliff vest and the stock options vest 1/3 per year for three consecutive years. The term of stock options is ten (10) years as per the 2018 Long Term Incentive Plan. Any awards under these plans are approved at the sole discretion of the Compensation Committee of the Board or the Board. You will be eligible to participate in this plan with the next annual grant, scheduled for January 2020.

4.           Sign On Award. Upon the effective date of this Agreement, you will: (a) be granted 43,000 restricted shares of Company stock under the Company’s 2018 Long Term Incentive Plan, which shares will vest on the third anniversary date of the Grant Date as defined in the Restricted Share Award Agreement, having such terms and conditions as are set forth in the attached Exhibit A; (b) be granted 43,000 stock options under the Company’s 2018 Long Term Incentive Plan which vest over a 1/3 per year for three (3) consecutive years and are available to exercise over a ten (10) year period as defined in the Stock Option Agreement, having such terms and conditions as are set forth in the attached Exhibit B, and (c) be paid a signing bonus of $40,000, that is not eligible for 401(k). If you leave the Company voluntarily prior to twelve (12) months of employment, this bonus is to be paid back to the Company in full. You acknowledge and agree that these Awards are being offered as additional consideration in return for your agreement to the covenants set forth in the Section 7.

5.            Executive Severance Plan. You will be eligible to participate in the Executive Severance Plan which provides for the continuation of your base salary for a twelve (12) month period following the date of termination, payment equal to the average of the annual bonuses paid for the last two (2) full years, plus twelve (12) months of health insurance continuation. Your eligibility assumes the termination is not for “Cause” as defined in the Plan document, but a termination for “Good Reason,” “Without Cause” or a “Change in Control.”

6.          Group Insurance, Retirement Benefits and Vacation. You will also be eligible to participate in all Company benefit plans, as outlined in the attached 2019 Salaried Employee Benefit Summary. Specifically, it covers all group insurance and retirement plans such as medical, dental, life, accidental death and dismemberment, short term and long- term disability and vision. The retirement plan provides for a 4% company match which is fully vested after one year of employment. In addition, you remain eligible for ten (10) company paid holidays and four (4) weeks of vacation, prorated based on the date of your acceptance.

7.          Restrictive Covenants

(a)         Covenant Not to Compete. You agree that, during employment with the Company and for a period of twelve (12) months after termination, you shall not, without the prior written consent of the Company, accept employment with, join or become affiliated with any business entity anywhere in North America that is engaged in direct competition with any business of the Company on the date of your employment termination for which you worked or had responsibility during your employment.

(b)           Covenant Not to Solicit Customers. You agree that, during employment with the Company and for a period of twelve (12) months after termination of employment with the Company, you shall not, without the prior written consent of the Company, directly or indirectly solicit any current customer or prospective customer of the Company or any of its subsidiaries, with which you contact or knowledge of Confidential Information regarding during the last twelve (12) months of your employment.

(c)         Covenant Not to Solicit Employees. You agree that, during employment with the Company and for a period of twenty-four (24) months after termination of employment with the Company, you shall not, without the prior written consent of the Company, directly or indirectly solicit any current employee of the Company or any of its subsidiaries, or any individual who becomes an employee on or before the date of your termination of employment from the Company, to leave such employment.

(d)         Covenant Not to Disclose or Use of Confidential Information. You recognize that you will have access to confidential information, trade secrets, proprietary methods and other data which are the property of and integral to the operations and success of the Company ("Confidential Information") and therefore agrees to be bound by the provisions of this Section, which both the Company and you agree and acknowledge to be reasonable and to be necessary to the Company. In recognition of this fact, you agree that you will not disclose any Confidential Information (except (i) information which becomes publicly available without violation of this Agreement, (ii) information which you did not know and should not have known was disclosed to you in violation of any other person's confidentiality obligation and (iii) disclosure required in connection with any legal process (after giving the Company the opportunity to dispute such requirement)) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall you make use of any such information for the benefit of any person, firm, corporation or other entity except the Company. Your obligation to keep all such information confidential shall be in effect during and for a period of twenty-four (24) months after the termination of your employment with the Company; provided, however, that you will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

(e)          Forfeiture of Bonus. In the event that you breach any of the covenants contained in this Section, in addition to any other penalties or remedies provided under this Letter or that may apply under any agreement or law, you agree to forfeit and repay the most recent Bonus payment made to you under the Bonus Plan. Repayment must be reimbursed within 60 days of the Company notifying you of the breach. You acknowledge that the Company shall have the right to recapture and seek repayment of any such Bonus payment made under this Letter. If you do not make the required payment and the Company is required to institute a cause of action to obtain the payment, you agree that the Company will be entitled to an award of its costs of litigation, including reasonable attorneys’ fees, and you further agree to reimburse the Company for all such costs and attorneys’ fees.

(f)       Intellectual Property. "Inventions" includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by you, either alone or jointly with others, during the term of your employment, including during any period prior to the date of this letter. Except as defined in this letter all Inventions that you make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during your employment will be the sole property of the Company to the maximum extent permitted by law. You agree to assign such Inventions and all Rights in them to the Company. Exemptions from this agreement to assign may be authorized in those circumstances where the mission of the Company is better served by such action, provided that overriding obligations to other parties are met and such exemptions are not inconsistent with other Company policies. Further, you may petition the Company for license to make, market or sell an Invention.

(g)       Remedies. You acknowledge that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Section, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, you agree that, in addition to other rights and remedies that the Company may have, the Company is entitled to injunctive and other equitable relief preventing you from any breach or threatened breach of this Section, and you hereby waive any requirement that the Company post any bond in connection with any such injunction. You further agree that injunctive relief is reasonable and necessary to protect a legitimate, protectible interest of the Company. You acknowledge that in the event the Company is required to institute a cause of action to enforce any provision of this Letter, in addition to any injunctive or other relief awarded by the court, the Company will be entitled to an award of its costs of litigation, including reasonable attorneys’ fees. In addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, you will also forfeit all of the equity grated under this Agreement, including Restricted Shares or Stock Options that have fully vested, and if you previously sold any of such vested equity, the Company shall also have the right to recover from you the economic value of such equity as of the date that they vested.

(h)       Blue Pencil. If any court determines that the covenants contained in this Section, or any part hereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to as close to the terms hereof as shall be enforceable and, in its reduced form, such provision shall then be enforceable.

(i)        Survival. The restrictive covenants contained in this Section shall survive the termination of your employment.

8.         Section 409A. Anything in this Agreement to the contrary notwithstanding, if any payment(s) or benefit(s) under this Agreement would be subject to the provisions of Section 409A of the Internal Revenue Code of 1986 (the "Code") at the time they become payable or benefits due you, to the extent required to comply with Section 409A of the Code any such payments or benefits will be delayed for six (6) months or such other earliest day on which such payments could be made or benefits provided in compliance with Section 409A of the Code and the regulations thereunder (at which point all payments so delayed will be provided or reimbursed to you in one lump sum, without interest, within two and one half months after the date they then become so payable or due to you).

9.         Miscellaneous.

(a)       Entire Agreement. Except as otherwise contemplated herein, this letter contains the entire agreement between you and the Company with respect to the subject matter hereof. No amendment, modification or termination of this letter may be made orally but must be made in writing and signed by you and the Company.

(b)       Successors; Assignment. Neither party hereto may assign any rights or delegate any duties under this letter without the prior written consent of the other party; provided, however, that (a) this letter will inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's stock and/or assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (b) this letter will inure to the benefit of and be binding upon your heirs, assigns or designees to the extent of any payments due to them hereunder.

(c)       Governing Law and Jurisdiction. This letter will be governed by and construed in accordance with the law of the State of Illinois and not its choice of law rules, applicable to contracts made and to be performed entirely within that State. You agree that the jurisdiction and venue for any disputes arising under, or any action brought to enforce, or otherwise relating to, this Letter shall be exclusively in the courts in the State of Illinois, Cook County including the Federal Courts located therein (should Federal jurisdiction exist), and you hereby submit and consent to said jurisdiction and venue.

(d)       No Set-off or Mitigation. Your rights to payments under this letter will not be affected by any set off, counterclaim, recoupment or other right the Company may have against you or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this letter, and those amounts will not be reduced if you do obtain other employment.

(e)        Notices. All notices, requests, demands and other communications under this letter must be in writing and will be deemed given (i) when hand delivered, (ii) on the first business day after the business day sent from within the United States, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address (or to such other address as may be specified by notice that conforms to this section:

The Company, to:

       FreightCar America, Inc.

       Two North Riverside Plaza

       Suite 1300

       Chicago, Illinois 60606

       Attention: General Counsel

If to you, to your last address shown on the payroll records of the Company.

(f)       Counterparts. This letter may be executed in counterparts, each of which will constitute an original and all of which, taken together, will constitute one and the same instrument.

Chris, on behalf of FreightCar America, we are very excited by the prospect of you joining our company. I look forward to answering any questions you may have.

Sincerely,

FreightCar America, Inc.

By:	/s/ James R. Meyer	April 17, 2019
	James R. Meyer	Date

I have read, understand, and agree to the terms of this letter.

/s/ Christopher J. Eppel	April 20, 2019
Employee (signature)	Date

Christopher J. Eppel
Employee (printed name)

EXHIBIT A

RESTRICTED SHARE AWARD AGREEMENT

EXHIBIT B

STOCK OPTION AGREEMENT